Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR
THIRD QUARTER OF FISCAL YEAR 2010
Company reports $4.5 million operating income, compared to loss in prior year
Conference call on Tuesday, February 2, 2010 at 11:00 a.m. ET
MINNEAPOLIS, February 1, 2010 — Navarre Corporation (Nasdaq: NAVR — News) today reported its third quarter and year-to-date financial results for its fiscal year 2010.
Third Quarter Fiscal Year 2010
•	Net sales were $133.3 million, as compared to net sales of $171.6 million for the same period last year, a decrease of 22%.

•	Operating income during the third quarter was $4.5 million; as compared to an operating loss of $32.0 million in the prior fiscal year.

•	Net income increased to $7.2 million, or $0.20 per diluted share, as compared to a net loss of $47.7 million, or a loss of $1.32 per diluted share, in the prior fiscal year. Net income in this year’s third quarter includes the impact of a $5.0 million, or $0.14 per diluted share, non-cash income tax benefit arising out of the partial reversal of a valuation allowance recorded against deferred tax assets.

•	EBITDA before share-based compensation expense was $6.3 million, an increase of 43% compared to Adjusted EBITDA of $4.4 million in the prior year’s third quarter. Adjusted EBITDA does not include the impact of impairment and restructuring charges recognized in the third quarter of fiscal year 2009. (See “Use of Non-GAAP Financial Information” below)

•	Debt at December 31, 2009 was $25.0 million; as compared to debt of $48.7 million on December 31, 2008, a reduction of $23.7 million or 49%.
Year-to-Date Fiscal Year 2010
•	Net sales were $390 million, as compared to net sales of $483.9 million for the same nine month period last year, a decrease of 19%.

•	Net income increased to $13.7 million, or $0.37 per diluted share, as compared to a net loss of $91.6 million, or a net loss of $2.53 per diluted share, in the prior fiscal year. Net income in fiscal year 2010 includes the impact of a $5.0 million, or $0.14 per diluted share, non-cash income tax benefit arising out of the partial reversal of a valuation allowance recorded against deferred tax assets.

•	EBITDA before share-based compensation expense increased by 40% to $21.4 million, as compared to Adjusted EBITDA of $15.3 million in the first nine months of the prior fiscal year. Fiscal year 2009 Adjusted EBITDA does not include the impact of impairment and restructuring charges recognized in the second and third quarters of fiscal year 2009. (See “Use of Non-GAAP Financial Information” below)
Cary Deacon, Chief Executive Officer, commented, “I’m very pleased with our enhanced profitability and debt reduction during the quarter. Our continued focus on operating expenses, combined with gross margin enhancement, generated EBITDA that significantly outpaced the prior year’s quarter by 43%. Leveraging our streamlined infrastructure offers significant opportunities to generate profitability and cash flow from operations as economic conditions improve. In particular, we are seeing the expansion of value-added services contribute to gross margin improvement in the Distribution segment. These services strengthen relationships with both our customers and our vendors as we customize service levels to their exact requirements.
“We look forward to the opening of our Canadian facility in the greater Toronto area in April of this year. This is anticipated to increase the pace of our already expanding Canadian distribution business. The new facility is an important development in our continued focus to provide best in class sales and distribution services for our vendor and retail partners” continued Deacon.
Publishing Segment
The publishing segment includes the results of FUNimation Entertainment, Encore and BCI. For the third quarter ended December 31, 2009, the publishing segment had net sales, before inter-company eliminations, of $20.9 million, a decrease of 15%, as compared to net sales of $24.6 million in the third quarter of the prior fiscal year. BCI generated no sales in this year’s third quarter and accounted for nearly one-third of the publishing segment’s net sales decline in the quarter. Net sales of consumer software increased slightly during the quarter versus the prior year, while sales of anime products declined as a result of a weaker release schedule compared to the prior year. (See “Use of Non-GAAP Financial Information” below)
Operating income during the third quarter for the publishing segment was $2.9 million, as compared to an operating loss of $30.9 million in the third quarter of the prior year. The operating loss in the third quarter of fiscal 2009 resulted from the recognition of $34 million in restructuring and impairment charges.
Distribution Segment
For the third quarter ended December 31, 2009, the distribution segment’s net sales, before inter-company eliminations, were $124.8 million, as compared to net sales of $162.9 million for the same period last year, a decrease of 23%. The discontinuation of certain low margin video game product sales, coupled with reduced net sales of DVD video, made up the majority of this net sales decrease. (See “Use of Non-GAAP Financial Information” below)

Operating income in the distribution segment for the third quarter was $1.6 million, as compared to an operating loss of $1.0 million in the third quarter of the prior fiscal year. Improvements to operating income resulted primarily from reduced operating expenses and a more than 25% increase to gross margin percentage due to a mix of sales that included higher margin products as well as an increase to fee-based revenue from the provision of third party logistics services.
Outlook
In light of results from the first three fiscal quarters, the company is updating its guidance for fiscal year 2010 as follows:
•	Net sales are anticipated to be between $500 million and $525 million;

•	EBITDA is expected to be between $25 million and $26 million; and

•	Cash flow from operations is anticipated to be positive.
Conference Call
The Company will host a conference call at 11:00 a.m. ET, Tuesday, February 2, 2010, to discuss its fiscal year 2010 third quarter financial results. The conference call can be accessed by dialing (800) 260-8140, and utilizing conference participant passcode “61600271”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the internet and can be accessed in the “Investors” section of the Company’s web site located at www.navarre.com. Those wishing to access the call through the internet should go to the Company’s web site fifteen minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available at the Company’s web site following the call’s completion.
Use of Non-GAAP Financial Information
In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, share-based compensation expense, and goodwill impairment, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these preliminary non-GAAP financial measures to the comparable preliminary GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
About Navarre Corporation
Navarre® Corporation is a publisher and distributer of computer software, home entertainment media and related products. The company produces animé video through its FUNimation

Entertainment® subsidiary and publishes computer software in its Encore® subsidiary. Navarre Distribution Services provides complete distribution and third-party logistics (3PL) services to North American retailers and their suppliers. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota. Additional information can be found at http://www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the Company’s customers and vendors; the Company’s revenues being derived from a small group of customers; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation may subject the Company to significant costs; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its new ERP system; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$133,298	$171,580	$390,015	$483,901
Cost of sales (exclusive of depreciation and amortization)	111,249	172,734	323,535	438,699

Gross profit	22,049	(1,154)	66,480	45,202
Operating expenses:
Selling and marketing	6,079	7,536	16,924	20,457
Distribution and warehousing	2,544	3,538	7,055	9,468
General and administrative	7,242	9,198	22,519	25,832
Bad debt expense	165	—	257	200
Depreciation and amortization	1,494	4,330	4,877	9,027
Goodwill and intangible impairment	—	6,209	—	79,621

Total operating expenses	17,524	30,811	51,632	144,605

Income (loss) from operations	4,525	(31,965)	14,848	(99,403)
Other income (expense):
Interest expense (1)	(1,007)	(1,427)	(2,327)	(3,875)
Interest income	7	20	14	49
Other income (expense), net	70	(766)	885	(1,087)

Net income (loss) before income tax	3,595	(34,138)	13,420	(104,316)
Income tax benefit (expense)	3,644	(13,586)	260	12,711

Net income (loss)	$7,239	$(47,724)	$13,680	$(91,605)

Earnings (loss) per common share:
Basic	$0.20	$(1.32)	$0.38	$(2.53)

Diluted	$0.20	$(1.32)	$0.37	$(2.53)

Weighted average shares outstanding:
Basic	36,301	36,216	36,258	36,198
Diluted	36,744	36,216	36,617	36,198

(1)	The nine month period ended December 31, 2009 and 2008, includes a $0.29 million and $0.95 million, respectively, non-cash write-off of debt acquisition costs.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)

	(Unaudited)	(Unaudited)
	December 31,	December 31,	March 31,
	2009	2008	2009
Assets
Current assets:
Accounts receivables, net	$62,367	$89,149	$72,817
Inventories	27,030	34,602	26,732
Other	18,825	22,811	23,199

Total current assets	108,222	146,562	122,748
Property and equipment, net	13,826	16,994	15,957
Other assets	48,463	50,164	44,464

Total assets	$170,511	$213,720	$183,169

Liabilities and shareholders’ equity
Current liabilities:
Note payable — line of credit	$25,046	$48,689	$24,133
Accounts payable	73,468	109,068	106,708
Other	19,169	19,551	14,040

Total current liabilities	117,683	177,308	144,881
Long-term liabilities:
Other	1,481	2,818	1,281

Total liabilities	119,164	180,126	146,162
Shareholders’ equity	51,347	33,594	37,007

Total liabilities and shareholders’ equity	$170,511	$213,720	$183,169

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Nine Months Ended
	December 31,
	2009	2008
Net cash provided by (used in) operating activities	$2,167	$(8,826)
Net cash used in investing activities	(2,569)	(1,384)
Net cash provided by financing activities	402	5,897

Net decrease in cash	—	(4,313)
Cash at beginning of period	—	4,445

Cash at end of period	$—	$132

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and
Business Segment Information

	Three Months Ended December 31,				Nine Months Ended December 31,
	2009	%	2008	%	2009	%	2008	%
Net sales:
Publishing	$20,893	14.3%	$24,567	13.1%	$67,189	15.8%	$80,779	15.1%
Distribution	124,786	85.7%	162,904	86.9%	357,518	84.2%	454,457	84.9%

Net sales before inter-company eliminations	145,679		187,471		424,707		535,236
Inter-company eliminations	(12,381)		(15,891)		(34,692)		(51,335)

Net sales as reported	$133,298		$171,580		$390,015		$483,901

Income (loss) from operations:
Publishing	$2,935		$(30,940)		$11,620		$(97,801)
Distribution	1,590		(1,025)		3,228		(1,602)

Consolidated income (loss) from operations	$4,525		$(31,965)		$14,848		$(99,403)

Reconciliation of Net Income to EBITDA Before Share-Based Compensation Expense and
Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss), as reported	$7,239	$(47,724)	$13,680	$(91,605)
Interest expense, net	1,000	1,407	2,313	3,826
Income tax (benefit) expense	(3,644)	13,586	(260)	(12,711)
Depreciation and amortization	1,494	2,301	4,877	6,998
Share-based compensation	252	286	781	787
Goodwill impairment	—	34,582	—	107,994

EBITDA before share-based compensation expense(1) and Adjusted EBITDA(2)	$6,341	$4,438	$21,391	$15,289

(1)	EBITDA before share-based compensation expense is shown for the three month period and the nine month period ended December 31, 2009.

(2)	Adjusted EBITDA is shown for the three month period and the nine month period ended December 31, 2008.